Exhibit 10.1
THIS NOVATION AGREEMENT is made the 19th day of June 2006
BETWEEN

(1)	SANTANDER BANCORP
207 Ponce de Leon Avenue,
San Juan
	Puerto Rico	(the “Borrower”)

(2)	SANTUSA HOLDINGS S.L.
Avenida de Cantabria s/n,
28660 Boabdilla del Monte
	Madrid	(the “Original Lender”)

(3)	LLOYDS TSB BANK PLC
25 Gresham Street,
	London, EC2V 7HN	(the “New Lender”)
WHEREAS
(A)	By a loan agreement dated 27 February, 2006 (the “Original Loan Agreement”) the Original Lender agreed to make available to the Borrower a loan facility of USD 725,000,000 (seven hundred and twenty five million US Dollars).

(B)	At the date of this agreement the facility has been drawn down in full and the principal amount of USD 725,000,000 (the “Loan”) is outstanding to the Original Lender together with accrued interest from 27th February, 2006.

(C)	The Original Lender and the New Lender have agreed that the Original Lender shall transfer by novation its rights and obligations under the Loan Agreement, including its rights to accrued interest, to the New Lender on the Effective Date, and the Borrower has consented to the transfer of the Loan and all of the Borrower’s obligations under the Original Loan Agreement to the New Lender.

(D)	The Borrower and the New Lender have agreed that the Original Loan Agreement be amended and restated on the Effective Date.
NOW IT IS HEREBY AGREED AND DECLARED as follows:
1.	DEFINITIONS

“Amended Loan Agreement” means the Original Loan Agreement, as amended and restated in the form set out in Schedule I (Form of Amended Loan Agreement).

“Accrued Interest Amount” means the amount of accrued interest on the Loan up to and including the Effective Date,(as agreed by the parties on or before 11 a.m. London time on the Notification Date).

“Effective Date” means 22nd June, 2006, or such later date as the preconditions specified in Clause 4 shall have been satisfied.

“Interest Consideration” means an amount equal to the accrued interest on the Loan up to and including the Effective Date, as agreed by the Original Lender and the New Lender on or before 11 a.m. London time on the Notification Date.

“Notification Date” means the date occurring two business days before the Effective Date.

“Principal Consideration” means USD 725,000,000.

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“Selection Notice” means a notice substantially in the form set out in Annex II of the Amended Loan Agreement.

“Utilisation Fee” has the meaning ascribed to that term under the Amended Loan Agreement.

2.	NOVATION

With effect from the Effective Date:
(i)	the Original Lender and the Borrower shall be released from their existing and future obligations towards one another under the Original Loan Agreement and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired them in place of the Borrower and the Original Lender.
3.	PAYMENTS

On the Effective Date:
(i)	the New Lender will pay the Principal Consideration to the Original Lender;

(ii)	the New Lender will pay the Interest Consideration to the Original Lender;

(iii)	the Borrower will pay the Accrued Interest Amount to the New Lender pursuant to its obligations under the Amended Loan Agreement;

(iv)	the Borrower will pay the Utilisation Fee to the New Lender pursuant to its obligations under the Amended Loan Agreement.
Payments to the Original Lender shall be made to the following account:
Account number 10936195 with CITIBANK N.A, New York (SWIFT address CITIUS33) in name of Banco Santander Central Hispano S.A. Madrid, for further credit to Santusa Holding S.L. (account number: 0049-1799-41-281-2202946 and IBAN: ES75-0049-1799-4128-1220-2946);
Payments to the New Lender shall be made to the following account:
Bank of New York, New York (SWIFT address IRVTUS3N) favour of LLOYDS TSB BANK, Loans Administration Dept, Bristol, Account No. 8900047003 under reference BANCOMER;
All payments shall be made in US Dollars by 10 a.m. local time on the due date concerned in same day funds free and clear of any set-off, counterclaim, restriction or condition whatsoever and without any deduction in respect of taxes, duties, levies, imposts, charges, fees or withholdings of any nature whether made before or after the date of this agreement.
4.	AMENDMENT AND RESTATEMENT OF THE FACILITY LETTER

With effect from the Effective Date the Original Loan Agreement shall be amended and restated in the form set out in Schedule I (Form of Amended Loan Agreement).

5.	CONDITIONS PRECEDENT

This Agreement shall not be effective until the New Lender has received in a form acceptable to it:
(i)	a certified copy of the resolution of the board of directors of the Borrower evidencing the authority of the Borrower to enter into this Agreement and transfer the Loan in accordance with its terms and

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certificate of authority and incumbency nominating the person(s) authorised to sign this Agreement, together with specimen signatures of such person(s);

(ii)	evidence of the authority of the Original Lender to enter into this Agreement;

(iii)	the guarantee from Banco Santander Central Hispano S.A. required pursuant to Clause 3(c) of the Amended Loan Agreement;

(iv)	a legal opinion from Pietrantoni Mendez & Alvarez LLP addressed to the New Lender in respect of the laws of the Commonwealth of Puerto Rico;

(v)	a Selection Notice to be delivered by the Borrower pursuant to the Amended Loan Agreement by not later than 9 a.m. London time on the Notification Date, selecting the interest period to apply to the Loan with effect from the Effective Date.
The New Lender shall provide the Original Lender with reasonable evidence of authority of the New Lender to enter into this Agreement.
6.	LIMITATION OF RESPONSIBILITY OF ORIGINAL LENDER
(i)	The New Lender confirms to the Original Lender that it has made its own independent appraisal of the affairs and creditworthiness of the Borrower and has not relied exclusively on any information provided to it by the Original Lender in connection with the Original Loan Agreement.

(ii)	The Original Lender makes no representation or warranty to the New Lender in respect of the validity and effectiveness of the Original Loan Agreement, the financial condition of the Borrower, or the performance of any obligation of the Borrower under the Original Loan Agreement.

(iii)	Nothing in this Agreement obliges the Original Lender to accept a re-transfer from the New Lender of any of the rights or obligations assigned or transferred under this Agreement, or to support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Original Loan Agreement.
7.	REPRESENTATIONS & WARRANTIES
(i)	The Borrower hereby represents and warrants to the New Lender that all action necessary to authorise the Borrower’s execution of this Agreement and its performance of its obligations both under this Agreement and under the Amended Loan Agreement has been duly taken and neither such execution nor such performance will constitute or result in any breach of any agreement, law, requirement or regulation.

(ii)	On the date of this Agreement and on the Effective Date the Borrower makes the representations and warranties in Clause 8 (Representations and Warranties) of the Amended Loan Agreement by reference to the facts and circumstances then existing.
8.	MISCELLANEOUS
(i)	This Agreement and the Amended Loan Agreement shall be read and construed as one instrument.

(ii)	The Borrower shall reimburse the New Lender on demand with the amount of all reasonable legal fees or other costs incurred by the New Lender in connection with the preparation and execution of this Agreement.

(iii)	This agreement may be executed in any number of counterparts, which together shall constitute a single agreement.

(iv)	This agreement shall not otherwise confer any benefit on or be enforceable by a third party.

(v)	This Agreement shall be construed, interpreted and governed in all respects in accordance with the laws of England. The Borrower and the Original Lender hereby agree to submit to the jurisdiction of the English courts.

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THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

Signed for and on behalf of	Signed for and on behalf of
LLOYDS TSB BANK PLC	SANTANDER BANCORP

By: /s/ Carlos M. García

By: /s/ Richard Bowser	By: /s/ Juan P. Pérez Hanley

Richard Bowser
Relationship Director	Signed for and on behalf of
SANTUSA HOLDINGS S.L.

By: /s/ Adrian Tooth	By: /s/ César Ortega

Adrian Tooth	By: /s/ Ana Cueto

Relationship Manager

SCHEDULE I
FORM OF AMENDED LOAN AGREEMENT

Santander BanCorp	Lloyds TSB Bank plc,
207 Ponce de Leon Ave	Financial Institutions
Hato Rey	25 Gresham Street,
San Juan,	London,
Puerto Rico 00917	EC2V 7HN

SWIFT:	LLOYDGB2L
Fax No:	+44 20 7661 4790
Telephone:	+44 20 7661 4771

Reference:	D\PHUN\MCPJ1959
Date:	27th February, 2006
Dear Sirs,
Amended and Restated USD 725,000,000 Loan Facility
We are pleased to confirm that we are prepared to make available to you a loan facility subject to the following terms and conditions.
1.	Definitions

“Borrower” means Santander BanCorp.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London and New York.

“Commitment Termination Date” means the date which occurs one month following the date of this agreement.

“Dollars” and “USD” means the lawful currency of the United States of America.

“Early Termination Event” means an event or circumstance set out in Clause 12 (Early Termination).

“Facility” means the loan facility in Dollars made available under this agreement.

“Facility Amount” means USD 725,000,000 (United States Dollars Seven Hundred and Twenty-Five Million).

“Guarantee” means a guarantee in a form acceptable to the Lender from Banco Santander Central Hispano S.A. Madrid in respect of the obligations of the Borrower to the Lender in respect of the Loan.

“Interest Period” means, in respect of the Loan, each period determined in accordance with Clause 4(d) – (Interest).

“Lender” means Lloyds TSB Bank plc, acting through its Financial Institutions office.

“LIBOR” means with respect to the Loan and an Interest Period,
(a) the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen or, if no such screen rate is available,
(b) the arithmetic mean of the rates (rounded up to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, for the offering of deposits in Dollars for a period comparable to that of the Interest Period concerned as of 11 a.m. two Business Days prior to the proposed date of drawing.

“Loan” means the loan made or to be made to the Borrower under this agreement or, as the case may be, the balance outstanding from time to time of such loan.

“Mandatory Cost” means the percentage rate per annum calculated by the Lender as being its cost of compliance with the requirements of the Financial Services Authority in respect of the Loan.

“Margin” means 0.10% per annum.

“Market Disruption Event” means an inability to determine LIBOR or only one of the Reference Banks supplies a rate to determine LIBOR.

“Material Adverse Effect” means a material adverse effect on the ability of the Borrower to perform its payment obligations under this agreement.

“Notification Time” means 9.00 a.m. London time.

“Reference Banks” means the principal London offices of Barclays Bank, Royal Bank of Scotland, and HSBC Bank, or such other banks as may be agreed between the Borrower and the Lender.

“Repayment Date” means, in respect of the Loan, 28th December, 2006.

“Selection Notice” means a notice substantially in the form set out in Appendix II.

“Tax” means any tax, levy impost duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Utilisation Request” means a notice substantially in the form set out in Annex I.

2.	Utilisation
(a)	The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request on any Business Day occurring on or before the Commitment Termination Date not later than the Notification Time 2 Business Days prior to the proposed date of drawing.

(b)	The Loan may be drawn in one amount not to exceed the Facility Amount.

(c)	The Lender will only be obliged to make the Loan if on the date of the Utilisation Request and on the proposed date of utilisation no Early Termination Event has occurred and is continuing, and Dollars are freely available to the Lender in the London interbank market.

(d)	The proceeds of the Loan shall be applied by the Borrower to refinance indebtedness incurred in connection with its purchase of substantially all the assets and operations of the Island Finance business in Puerto Rico.
3.	Conditions Precedent

The Borrower may not deliver a Utilisation Request until the Lender has received the following conditions precedent:
(a)	a copy of this agreement duly signed by the Borrower as evidence of acceptance of its terms;

(b)	a certificate of the Borrower’s signatories authorised to execute and utilise the Facility; and

(c)	the Guarantee.
4.	Interest
(a)	The Loan will bear interest from the date of drawing until the Repayment Date calculated on the basis of a 360-day year for the exact number of days elapsed.

(b)	The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

(c)	The interest rate for each Interest Period , other than the initial Interest Period, will be determined by the Lender and shall be the aggregate of:
(i)	the Margin;

(ii)	LIBOR; and

(iii)	Mandatory Cost, if any.

(d)	The term for each Interest Period shall be one, three, or 6 months, or such other period as the Borrower and Lender may agree, provided that no Interest Period shall extend beyond the Repayment Date. The Borrower may request an Interest Period by means of the Utilisation Request in respect of the initial Interest Period, and in a Selection Notice if the Loan has already been drawn.

(e)	Each Selection Notice shall be delivered not later than the Notification Time 2 Business Days prior to first day of the Interest Period concerned. If the Borrower fails to deliver a Selection Notice then the relevant Interest Period shall be one month.

(f)	Each Interest Period other than the initial Interest Period shall start on the last day of the preceding Interest Period.

(g)	The initial Interest Period shall start on the date of drawdown and end on 22nd June, 2006 and the applicable interest rate for the initial Interest Period shall be 4.96500% inclusive.

(h)	The Lender agrees to promptly notify the Borrower of the rate of interest applicable for each Interest Period.
5.	Utilisation Fee

The Borrower will pay the Lender on 22nd June 2006 a utilisation fee of 0.015% calculated on the amount of the Loan.

6.	Repayment, Prepayment & Cancellation
(a)	The Loan shall be repaid in one amount on the Repayment Date.

(b)	The Borrower shall not repay all or any part of any Loan except in the manner expressly provided for in this agreement.

(c)	Provided no drawing has been made, the Borrower may by not less than three Business Days’ written notice to the Lender cancel the Facility in whole, but not in part.
7	Payments
(a)	The repayment of principal and payment of interest and other amounts due to the Lender under this agreement shall be made in Dollars by 10 a.m. New York time on the due date in same day funds to the account of the Lender with such bank in New York or any other financial centre in the United States of America as the Lender shall from time to time stipulate.

(b)	All payments shall be made free and clear of any set-off, counterclaim, restriction or condition whatsoever and without any deduction in respect of taxes, duties, levies, imposts, charges, fees or withholdings of any nature whether made before or after the date of this agreement.

(c)	In the event of the Borrower being compelled by law to make any such deduction, the Borrower shall forthwith pay the Lender such additional amounts as may be necessary to ensure that the aggregate of the net amounts received by the Lender, after such deduction or withholding, shall equal the amount which would have been received in the absence of such deduction or withholding. In such event the Borrower shall provide the Lender within 45 days of the date of such payment with a certified copy of the receipt evidencing the payment of such tax or other deduction issued by the relevant taxing authority.
8.	Representations and Warranties

The Borrower makes the representations and warranties set out in this clause.
(a)	It is a corporation duly constituted and validly existing under the laws of the Commonwealth of Puerto Rico and that it has all authorisations required to carry on its business.

(b)	Its execution of this agreement and the performance of its terms are within the Borrower’s powers and have been duly authorised by all necessary actions and do not and will not contravene any law or any contractual or other restriction binding upon the Borrower.

(c)	This agreement constitutes a legally binding obligation of the Borrower enforceable in accordance with its terms.

(d)	Its obligations in respect of any utilisation of the Facility do not and will not conflict with any law or regulation applicable to it, including without limitation exchange and other controls of the Federal Reserve Board.

(e)	Its payment obligations in respect of utilisations under the Facility will at all times rank pari passu with the claims of all its other unsecured creditors (save for claims mandatorily preferred by law applying generally).

(f)	All consents, licences, approvals, authorisations and registrations which are required in connection with the execution, delivery, performance, legality and enforceability of this agreement have been duly obtained or effected, as the case may be, and are in full force and effect.

(g)	All amounts payable by the Borrower under this agreement may be made free and clear of and without deduction for or on account of any Tax.

(h)	No stamp or registration duty or similar taxes or charges are payable in the Commonwealth of Puerto Rico in respect of this agreement.

(i)	The execution by the Borrower of this agreement constitutes, and performance of its terms will constitute, private and commercial acts, and the Borrower will not be able to claim immunity from suit or other legal process in any proceedings taken in relation to this agreement.

(j)	The choice of English law as the governing law of this agreement will be recognised and enforced in its jurisdiction of incorporation. Any judgment obtained in England in relation to this agreement will be recognised and enforced in its jurisdiction of incorporation.

(k)	No Early Termination Event is continuing or might reasonably result from making a drawing under this Facility.

(l)	No litigation, arbitration or administrative proceedings of or before any court, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.
These representations and warranties shall be deemed to be repeated by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the date of drawing and on the date of each Selection Notice.

9.	Covenants

The Borrower hereby undertakes to the Lender that during the life of this facility and while any amount is owing to the Lender under this agreement it will:
(a)	forward to the Lender its audited annual report and accounts as soon as these are available to its shareholders and will provide the Lender with such other financial information as the Lender may reasonably request from time to time;

(b)	promptly advise the Lender of the occurrence of any event which constitutes or with the lapse of time or giving of notice or both would constitute an Early Termination Event;

(c)	promptly obtain, maintain and comply with any authorisations, licences and permissions required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, this agreement; and

(d)	refrain from making any substantial change to the general nature or scope of its business.
10.	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this agreement or to fund or maintain the Loan, then upon notification by the Lender to the Borrower the Facility shall be immediately cancelled and the Borrower shall repay the Loan on the date specified by the Lender in such notice, being no earlier than the last day of any applicable grace period permitted by law.

11.	Market Disruption

(a)	If LIBOR falls to be determined by reference to rates provided by the Reference Banks and a reference bank does not supply an offered rate by noon two Business Days before the first day of the Loan, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If a Market Disruption Event occurs at the time LIBOR is to be determined, then the Lender shall promptly notify the Borrower and the rate of interest applicable to the Loan shall be the rate which represents the sum of the Margin, Mandatory Cost, if any and the cost of funding for the Loan from whatever source the Lender may reasonably select.

(c)	If a Market Disruption Event occurs and the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more then 10 days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to clause 11(b) shall be binding on the Borrower and the Lender.
12.	Early Termination

If:
(a)	the Borrower fails to pay any sum due to the Lender under this agreement on its due date; or

(b)	the Borrower commits any breach of or omits to observe any other obligation accepted or undertaking given under this agreement; or

(c)	any representation, warranty or statement made by the Borrower pursuant to this agreement proves to have been incorrect as of the date it was made (or deemed made) or is breached; or

(d)	any indebtedness of the Borrower becomes or is capable of being declared due prior to its due date for repayment, or the Borrower defaults in the repayment when due of any indebtedness or in paying on the due date any sum payable under any guarantee, or indemnity given by it; or

(e)	any security interest securing financial indebtedness over any asset of the Borrower becomes enforceable; or

(f)	the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with creditors with a view to rescheduling any of its indebtedness; or the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or a moratorium is declared in respect of any of its indebtedness; or

(g)	any corporate action, legal proceedings or other procedure or step is taken in relation to the Borrower regarding (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (ii) a composition, assignment or arrangement with creditors; or (iii) the appointment of a liquidator, receiver, administrator, administrative receiver or other similar officer; or (iv) any analogous procedure or step is taken in any jurisdiction; or

(h)	the Borrower ceases to carry on its business, or a substantial part of its assets are seized or appropriated for any reason; or

(i)	any governmental or other registration licence or approval necessary to enable the Borrower to continue its business or to comply with or perform any of its obligations under this agreement is revoked, withdrawn, modified or withheld or otherwise fails to remain in full force and effect, or

(j)	the person(s) who now have control or voting control of the Borrower cease to have control or voting control of the Borrower; or

(k)	it is, or becomes, unlawful for the Borrower to perform any of its obligations under this agreement; or

(l)	any event, or series of events occurs which, in the opinion of the Lender, might produce a Material Adverse Effect; or

(m)	the Borrower fails to comply with the regulations of the Federal Reserve Board or any other regulations, legislation or license applicable to it as a bank holding company, or any consent, authorisation, license, registration or approval from any regulatory or other authority required by the Borrower in the conduct of its business is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(n)	the Guarantee ceases to be in full force and effect or notice of discontinuance of the Guarantee is received;
then upon the happening of such event the obligations of the Lender under this agreement shall immediately terminate and the Lender shall have the right to make the Loan, together with accrued interest and any other amount owing, due and payable on demand.

The Borrower will pay on demand interest on any overdue amounts at the rate which is 2% per annum above the cost to the Lender of funding such amounts for such period or consecutive periods as it may select running from the due date for such amounts until payment in full by the Borrower.
13.	Indemnity
(a)	The Borrower shall indemnify the Lender on demand against all losses and expenses incurred by the Lender arising out of the occurrence of an Early Termination Event and/or funding the Loan if requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this agreement (other than by reason of default or negligence by the Lender) and/or the payment of the Loan in whole or in part being made by the Borrower other than on its due date. The Lender’s certificate of the amount of such losses (setting out in reasonable detail the basis for calculation of such amount and following, where relevant, standard market practice) shall in the absence of manifest error be conclusive and binding on the Borrower.

(b)	The Borrower shall pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of any Tax, in connection with the Loan other than a Tax assessed on the Lender under the law of the jurisdiction in which the Lender is treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender.

14.	Termination of Facility

This agreement shall terminate on the Repayment Date except in respect of any amount, actual or contingent, outstanding on that date.

15.	Benefit of Agreement
(a)	This agreement shall be binding upon and shall inure only to the benefit of the Borrower and the Lender and their respective successors and assigns provided that no party shall assign or transfer any of its respective rights or obligations under this agreement without the prior written consent of the other party.

(b)	This agreement shall not otherwise confer any benefit on or be enforceable by a third party.
16.	Miscellaneous

In addition to interest and all other amounts payable under this agreement the Borrower shall pay the Lender on demand any cost or loss to the Lender consequent on the introduction of or any change in any applicable law, regulation, requirement, directive or request or any change in its interpretation by any relevant governmental, fiscal, monetary or other authority or by any self-regulating organisation or court of competent jurisdiction (including without limitation any request or requirement which affects the manner in which the Lender allocates its capital resources to its obligations under this agreement) the effect of which is to increase the cost or reduce the return to the Lender.

17.	Notices

All notices, requests, demands, consents and other communications given or sent under this agreement shall be in writing and (unless otherwise indicated) mailed, or faxed to the applicable party at its address indicated below or at such other address as such party may designate by written notice to the other party.

If to the Borrower:	Santander Bancorp,
Attn: Treasury Back Office
207 Ponce de Leon Ave.
5th Floor
San Juan, PR 00917

Telephone: 1 – 787 – 777 — 4417

Facsimile: 1 – 787 – 777 — 4193

or such other office of the Borrower as may be notified to the Lender in writing.

If to the Lender (other than operational notices):	Lloyds TSB Bank plc,
Financial Institutions,
25 Gresham Street
London EC2V 7HN

Telephone: +44 20 7661 4771

Facsimile: 44 20 7661 4790

SWIFT: LLOYDGB2L

or such other office of the Lender as may be notified to the Borrower in writing.

If to the Lender (for operational notices):	Lloyds TSB Bank plc
Loans Administration Department
Bank House
Wine Street
Bristol BS1 2AN

Telephone: +44 117 923 3359/3477

Facsimile: +44 117 923 3367

SWIFT: LLOYDGB2L

or such other office of the Lender as may be notified to the Borrower in writing.
All such notices, requests, demands, consents or other communications shall be deemed to have been duly given when received in legible form by the party to which they are required or permitted to be given or made under this agreement.

All fax communications made by the Borrower shall be promptly confirmed by letter, but so that a failure to confirm shall not affect the validity of the original fax communication. All communications received by the Lender by fax which appear to be given by an authorised signatory of the Borrower and are believed by the Lender to be genuine, shall have the same validity as a communication received by mail.

18.	Governing Law

The parties hereto expressly agree that this agreement shall be construed interpreted and governed in all respects in accordance with the laws of England. The Borrower hereby agrees to submit to the jurisdiction of the English Courts but this shall not prejudice the rights of the Lender in any other jurisdiction where proceedings may lawfully be commenced against the Borrower.

Please signify your acceptance of the terms of this agreement by signing and returning the attached counterpart.
Yours faithfully,
For and on behalf of
LLOYDS TSB BANK PLC

.................................... Authorised Signatory	................................... Authorised Signatory
Accepted by and agreed to
For and on behalf of
SANTANDER BANCORP

............................. Authorised Signatory	................................... Authorised Signatory

ANNEX I
Utilisation Request
To: Lloyds TSB Bank plc
Loans Administration Dept
Bank House
Wine Street
Bristol BS1 2AN
From: Santander BanCorp,
[Address]
[Date]
Dear Sirs,
Santander BanCorp
USD 725,000,000 Loan Agreement dated 27thFebruary, 2006 (the “Agreement”)
1.	We wish to borrow the Loan on the following terms:

Proposed utilisation date:	[ xxx ] (or if that is not a Business Day, the next Business Day).

Amount:	USD 725,000,000.

Initial Interest Period:	Date of drawdown to 22nd June, 2006.
2.	The proceeds of the Loan should be credited to:

Account [ xxx ] of Santander BanCorp

[Name of Bank]

[Address of Bank]
3.	We confirm that no Early Termination Event has occurred under the Agreement.

4.	This Utilisation Request is irrevocable.
Yours truly,
Santander BanCorp
By:
Authorised Signatory

ANNEX II
Selection Notice
To: Lloyds TSB Bank plc
Loans Administration Dept
Bank House
Wine Street
Bristol BS1 2AN
From: Santander BanCorp,
[Address]
[Date]
Dear Sirs,
Santander BanCorp
USD 725,000,000 Loan Agreement dated 27th February 2006 (the “Agreement”)
1.	We refer to the Loan and the current Interest Period ending on [ ].

2.	We request that the next Interest Period for the Loan is [ ]:

3.	This Selection Notice is irrevocable.
Yours truly,
Santander BanCorp
By:
Authorised Signatory